Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

URBAN-GRO, INC.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common stock, par value $0.001 per share	(1)	457(a)	6,300,000	$3.99	$25,137,000.00	0.0001381	$3,470.42

Total Offering Amounts:							$25,137,000.00		3,470.42
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$3,470.42

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Offering Note(s)

(1)	Consists of 6,300,000 shares of common stock, consisting of (i) up to 6,244,800 shares issuable pursuant to the ELOC Purchase Agreement and (ii) up to 55,200 shares issuable upon exercise of the Warrant.

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices of the registrant’s common stock as reported on Nasdaq on May 22, 2026, which date is within five business days prior to the filing of this registration statement. UGRO’s high and low on May 22, 2026 were $4.08 and $3.90, respectively.

Calculated pursuant to Rule 457(a) under the Securities Act based on the proposed maximum aggregate offering price. The current SEC filing fee rate is $138.10 per $1,000,000, or 0.00013810.